Exhibit 99.1

News Release

Contact:
Jonae R. Barnes
Sr. Vice President
Investor Relations
Sepracor Inc.
(508) 481-6700

SEPRACOR INC. REPORTS SECOND QUARTER 2008 RESULTS

Financial Highlights

•                  Second quarter 2008 revenues increased 6.3% to $294.1 million compared to second quarter 2007

•                  Reported earnings per share (EPS) for second quarter 2008 were $3.41 per diluted share vs. $0.04 per diluted share for same period in 2007

•                  Excluding special items and recurring non-GAAP adjustments, non-GAAP EPS for second quarter 2008 was $0.06 per diluted share vs. $0.04 per diluted share for same period in 2007*

•                  First-half 2008 total revenues increased 1.7% to $614.9 million compared to same period in 2007

•                  Excluding special items and recurring non-GAAP adjustments, non-GAAP EPS for first half of 2008 increased 22.9% to $0.59 per diluted share*

•                  Cash and short- and long-term investments were $853.3 million as of June 30, 2008

Recent Accomplishments

•                  OMNARIS™ brand ciclesonide Nasal Spray was launched on April 17, 2008

•                  Completed acquisition of Oryx Pharmaceuticals and expanded sales operations into Canada

•                  Settlement of XOPENEX® Inhalation Solution patent infringement litigation with Breath Limited

•                  Submission of an Investigational New Drug Application (IND) for SEP-227900, a first-in-class D-amino acid oxidase inhibitor (DAAO) for neuropathic pain

*See below under the heading “Use of non-GAAP Financial Measures” for a discussion of Sepracor’s use of non-GAAP financial measures.  Attached is a reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP calculations.

MARLBOROUGH, Mass., July 29, 2008 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the second quarter and first half of 2008.

For the three months ended June 30, 2008, total revenues increased 6.3% to approximately $294.1 million compared to revenues of $276.8 million during the same quarter in 2007.  Excluding an income tax benefit as a result of the release of a valuation allowance on our deferred tax assets, an after-tax in-process research and development charge, and certain other items detailed in the attached reconciliation of GAAP to non-GAAP measures, non-GAAP net income for the second quarter 2008 was $6.7 million, or $0.06 per diluted share. These results compare with non-GAAP net income of $4.8 million, or $0.04 per diluted share, in the second quarter of 2007.  GAAP net income for the three months ended June 30, 2008 was approximately $395.1 million, or $3.41 per diluted share, compared to $4.8 million, or $0.04 per diluted share, for the same quarter in 2007.

For the six months ended June 30, 2008, total revenues increased 1.7% to approximately $614.9 million compared to total revenues of $604.5 million during the same period in 2007.  Excluding an income tax benefit as a result of the release of a valuation allowance on our deferred tax assets, after-tax in-process research and development charges, an after-tax milestone payment, and certain other items detailed in the attached reconciliation of GAAP to non-GAAP measures, non-GAAP net income for the first half of 2008 was $68.1 million, or $0.59 per diluted share compared to net income of $56.5 million, or $0.48 per diluted share, for the first half of 2007, an increase of 22.9%. Included in the results for the six months ended June 30, 2007 is an after-tax charge related to a litigation settlement. GAAP net income for the six months ended June 30, 2008 was approximately $407.3 million, or $3.52 per diluted share, compared to $23.6 million, or $0.20 per diluted share, for the same period in 2007.

Sepracor’s 2008 full-year total revenue guidance is changed from $1,350-$1,450 million to $1,275-$1,375 million (midpoint of new revenue guidance is an increase of 8.1% over 2007). GAAP EPS guidance has changed to $4.20-$4.60 per diluted share, which includes the impact of special items and recurring non-GAAP adjustments.

 “We have made progress during the first half of this year toward our goals of driving enhanced sales force productivity and broadening and deepening our research and development pipeline – a pipeline that we believe is among the best in our sector,” said Adrian Adams, President and Chief Executive Officer of Sepracor. “We are also pleased to have successfully obtained rights to two FDA-approved products from Nycomed, OMNARIS Nasal Spray, which was launched in mid-April, and ALVESCO® HFA Inhalation Aerosol, which is on track to be launched in the fall of this year.  These initiatives, together with the planned deployment of a contract sales force, reinforce our determination to deliver stronger performance and enhanced shareholder value over time.”

LUNESTA® brand eszopiclone, for the treatment of insomnia, generated revenues of $148.1 million in the second quarter of 2008 compared to $142.9 million for the same quarter in 2007.

XOPENEX® brand levalbuterol HCl Inhalation Solution, a short-acting beta-agonist indicated for the treatment or prevention of bronchospasm in patients with asthma and chronic obstructive pulmonary disease (COPD), accounted for $85.4 million of revenues for the second quarter 2008 compared to $103.5 million for the second quarter 2007. The reduction of XOPENEX Inhalation Solution revenues for the second quarter 2008 compared to the second quarter 2007, was attributable in part to both reduced volume and the decision made by the Centers for Medicare and Medicaid Services (CMS) during the second quarter 2007 to institute a new bundled payment amount for XOPENEX Inhalation Solution and generic albuterol inhalation solution products.

XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, a hydrofluoroalkane (HFA) metered-dose inhaler (MDI) formulation of levalbuterol, accounted for $14.1 million of revenues during the second quarter 2008 compared to $12.4 million for the same period in 2007.

BROVANA® brand arformoterol tartrate Inhalation Solution, a long-acting, twice-daily maintenance treatment of bronchoconstriction in patients with COPD, was commercially introduced in April 2007.  For the second quarter of 2008, BROVANA revenues were $13.3 million compared to $5.5 million for the same period in 2007.

Sepracor commercially introduced OMNARIS Nasal Spray in April 2008, and the product had revenues of $7.4 million for the quarter. OMNARIS Nasal Spray is indicated for the treatment of nasal symptoms associated with seasonal allergic rhinitis in adults and children 6 years of age and older, and with perennial allergic rhinitis in adults and adolescents 12 years of age and older.

Sepracor continues to earn royalty revenues on sales of out-licensed antihistamine products, which include Schering-Plough’s CLARINEX® brand desloratadine, sanofi-aventis’ ALLEGRA® brand fexofenadine HCl and UCB’s XYZAL®/XUSAL™ brand levocetirizine.  These products accounted for combined royalty revenues of $21.8 million in the second quarter of 2008 compared to $12.5 million for the same quarter in 2007.

Sepracor announced in May that it signed a global license and development agreement with Arrow International Limited (Arrow), a European company, for the development, commercialization, marketing, sale and distribution of a levalbuterol (XOPENEX)/ipratropium inhalation solution product, which is currently ready to enter Phase III clinical development. In addition, Sepracor announced it signed a global technology license and development agreement with Arrow for know-how and intellectual property rights related to stable sterile steroid suspension formulations as well as other applicable nebule technology for the use in developing ciclesonide, a corticosteroid, in an inhalation solution. This agreement is facilitating enhanced development of Sepracor’s ciclesonide stand-alone product for the treatment of asthma as well as a planned ciclesonide/long-acting beta-agonist (BROVANA) inhalation solution combination product for the treatment of COPD. The agreement also includes Arrow’s “U-Bend” packaging technology, which is designed to allow increased accuracy in dosing through a novel U-Bend ampule design.

“During the quarter, we were pleased to announce several transactions that we believe independently have the potential to add shareholder value over time,” said Mr. Adams. “We acquired Oryx Pharmaceuticals, giving us an opportunity to expand our reach into the Canadian marketplace, and we signed agreements with Arrow that could add significant value to our research and development pipeline and our franchise management enhancement strategies for our XOPENEX, BROVANA and ciclesonide products. We also are pleased to have announced the settlement of our patent litigation with Breath Limited regarding XOPENEX Inhalation Solution, which reduced litigation expenses and risk. These initiatives are further reflections of our evolving growth plans and strategy for Sepracor.”

Sepracor’s pipeline portfolio continues to progress. SEP-225289, a novel triple reuptake inhibitor for the treatment of depression, is well-advanced in a Phase II proof-of-concept study with clinical results anticipated in the first half of 2009.  Similarly, SEP-225441, a compound for the treatment of generalized anxiety disorder, is in the middle of a large Phase II study with clinical results anticipated during the first quarter 2009. In the second half of 2008, we plan to participate in an end-of-Phase II meeting with the U.S. Food and Drug Administration (FDA) for SEP-227162 for the treatment of depression, and we are currently targeting the initiation of Phase III in 2009. During the second quarter of 2008, SEP-228432 and SEP-228425, both triple reuptake inhibitors for the treatment of depression, began Phase I clinical studies. In June, Sepracor submitted an IND for SEP-227900, a D-amino acid oxidase inhibitor for neuropathic pain, a first-in-class compound with a novel mechanism of action.

During the first quarter of 2008, in addition to the exclusive U.S. distribution rights to OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol, Sepracor obtained development rights to several ciclesonide line extensions through its agreement with Nycomed GmbH, which have the potential to broaden the ciclesonide and current Sepracor respiratory franchises. These programs include OMNARIS HFA MDI, a candidate that is expected to enter Phase III during the second half of 2008; ALVESCO inhalation solution, a preclinical candidate; and ciclesonide in combination with a long-acting beta-agonist (BROVANA). If developed successfully, OMNARIS HFA MDI could be the first HFA nasal formulation to be available for patients in the U.S.

In addition to Sepracor’s organic pipeline portfolio, during the fourth quarter of 2007, the company established a licensing arrangement with Bial-Portela & C(a), S.A for development and commercialization of eslicarbazepine acetate, a new chemical entity Phase III anti-epileptic compound, in the U.S. and Canada. Following a successful pre-New Drug Application (NDA) meeting with the FDA for eslicarbazepine acetate in January, Sepracor anticipates submitting an NDA to the FDA in late 2008 or early 2009 with a potential product launch in late 2009 or early 2010, subject to FDA approval. In June, Phase III combined clinical results for eslicarbazepine acetate for the treatment of epilepsy were presented at the Ninth Eilat Conference on New Anti-Epileptic Drugs in Spain.  Results of the studies demonstrated a significant reduction in the frequency of partial seizures in patients who were administered eslicarbazepine acetate in combination with other existing anti-epileptic drugs.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward large and growing markets and unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Use of non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Sepracor is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP).  Recent legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors.  We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts.  Specifically with respect to the exclusion of amortization of intangible assets from GAAP net income, purchased intangible assets relate primarily to core and developed technology of acquired businesses.  We consider these charges non-cash in nature and unrelated to our core operating performance, and use of this non-GAAP measure allows comparisons of operating results that are consistent over time for both the company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.  Our management uses all of these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods.  These measures are also used by management in its financial and operational decision-making.  There are limitations associated with reliance on these non-GAAP financial metrics because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging.  By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

We expect to continue to incur for the foreseeable future significant expenses similar to the non-GAAP adjustment for amortization of intangible assets described in the attached reconciliation of GAAP to non-GAAP measures, as well as imputed interest expense related to discounted future payments under license agreements which are also excluded from GAAP net income as described above, and exclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.  Some of the material limitations in relying on this non-GAAP financial measure are that while amortization of intangible assets does not directly affect our current cash position, such expenses represent the declining value of technology and other intangible assets we have acquired over their respective expected economic lives. The expense associated with this decline in value is excluded from non-GAAP financial measures, and therefore the non-GAAP financial measures do not reflect the costs of acquired intangible assets.  In addition, while the imputed interest expense that is excluded relates to a non-cash interest charge and does not directly affect our current cash position, such expense will eventually be paid by us under the relevant license agreements and is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes imputed interest expense has material limitations.  We compensate for these limitations by using the non-GAAP measures that exclude associated amortization of intangible assets and imputed interest expense from discounted future payments under license agreements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and commercialization of Sepracor’s pharmaceutical products and product candidates; the safety, efficacy, potential benefits, possible uses and commercial success of Sepracor’s products and product candidates; Sepracor being on track for the launch of ALVESCO HFA Inhalation Aerosol in the Fall of 2008; the planned deployment of a contract sales force; Sepracor’s ability to expand its reach into the Canadian marketplace; Sepracor’s recently announced transactions independently having the potential to add shareholder value; the agreements with Arrow potentially adding significant value to Sepracor’s research and development pipeline as franchise management enhancement strategies for the XOPENEX, BROVANA  and ciclesonide products; clinical results for SEP-225289 and SEP-225441 being available in the first half of 2009 and the first quarter of 2009, respectively; Sepracor’s expectation to participate in an end-of-Phase II meeting with the FDA for SEP-227162 in the second half of 2008 and its target for the initiation of Phase III in 2009; the anticipated submission of an NDA for eslicarbazepine in late 2008 or early 2009 with a potential product launch in late 2009 or early 2010; the potential of the ciclesonide development rights to broaden Sepracor’s respiratory franchises; OMNARIS HFA MDI potentially being the first HFA nasal formulation available for patients in the U.S; and Sepracor’s expected future growth, profitability and 2008 revenue and EPS guidance.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Sepracor’s ability to fund, and the results of, further clinical trials with respect to products under development; the timing of the results of Sepracor’s clinical trials; the timing and success of submission, acceptance, and approval of regulatory filings, including with respect to eslicarbazepine acetate and OMNARIS HFA MDI; the scope of Sepracor’s trademarks, patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits and commercial success of Sepracor’s products; changes in the use and/or label of Sepracor’s products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; Sepracor’s ability to realize the benefits of its recent sales force realignment and to expand its sales force capacity to accommodate the launch of  OMNARIS Nasal Spray and ALVESCO HFA Inhalation Aerosol; private insurers such as managed care organizations adopting their own coverage restrictions or demanding price concessions in response to state, Federal or administrative action; the ability of the company to attract and retain qualified personnel; the ability of the company to successfully collaborate with third parties; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the ability of Sepracor to develop and successfully launch its newly acquired products and product candidates; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results, which are detailed in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission and other reports filed with the SEC.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta, Xopenex, Xopenex HFA and Brovana are registered trademarks of Sepracor Inc. Omnaris is a trademark and Alvesco is a registered trademark of Nycomed GmbH. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.

In conjunction with this Second Quarter 2008 Financial Results press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on July 29, 2008.  To participate via telephone, dial 612-332-0335, referring to access code 954156.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for one week. To replay the call, dial 320-365-3844, access code 954156. A replay of the web cast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

-more-

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In thousands)	2008	2007
ASSETS

Cash, short- and long-term investments	$853,347	$1,065,619
Accounts receivable, net	166,711	159,644
Inventory, net	71,135	53,125
Property, plant and equipment, net	100,004	87,308
Investment in affiliate	3,612	4,313
Goodwill and intangibles, net	193,409	501
Deferred taxes, net	467,006	—
Other assets	36,127	34,216

Total assets	$1,891,351	$1,404,726

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$159,943	$227,426
Deferred taxes	10,630	—
Other liabilities	400,588	277,462
Debt payable	2,012	2,605
Convertible subordinated debt	720,820	720,820
Total stockholders’ equity	597,358	176,413

Total liabilities and stockholders’ equity	$1,891,351	$1,404,726

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share amounts)	2008	2007	2008	2007

Revenues:

Product sales	$269,946	$264,326	$575,490	$581,889
Royalties and license fees	24,199	12,466	39,434	22,603
Total revenues	294,145	276,792	614,924	604,492

Cost of revenue	27,881	25,530	57,705	57,148

Gross margin	266,264	251,262	557,219	547,344

Operating expenses:
Research and development	58,299	45,457	124,528	86,159
Research and development - in process upon acquisition	50,758	—	89,995	—
Selling, general and administrative	207,769	210,779	386,595	421,738
Amortization of intangible assets	1,918	34	4,183	85
Litigation settlement, net	—	—	—	34,000
Restructuring expense	(266)	—	(566)	—
Total operating expenses	318,478	256,270	604,735	541,982

(Loss) income from operations	(52,214)	(5,008)	(47,516)	5,362

Other income (expense):
Interest income	5,865	11,107	14,598	23,709
Interest expense	(2,115)	(113)	(2,170)	(2,870)
Other expense, net	(9,354)	(558)	(9,432)	(286)
Total other (expense) income	(5,604)	10,436	2,996	20,553

Equity in investee losses	(272)	(132)	(475)	(404)

(Loss) income before income taxes	(58,090)	5,296	(44,995)	25,511

(Benefit from) provision for income taxes	(453,170)	485	(452,267)	1,885

Net income	$395,080	$4,811	$407,272	$23,626

Net income per common share - basic	$3.66	$0.05	$3.78	$0.22

Net income per common share - diluted	$3.41	$0.04	$3.52	$0.20

Weighted average shares outstanding - basic	107,834	106,567	107,797	106,275

Weighted average shares outstanding - diluted	115,764	116,635	115,747	116,839

Sepracor Inc.

Non-GAAP Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:

Product sales	$269,946	$264,326	$575,490	$581,889
Royalties and license fees	24,199	12,466	39,434	22,603
Total revenues	294,145	276,792	614,924	604,492

Cost of revenue*	26,884	25,530	56,708	57,148

Gross margin	267,261	251,262	558,216	547,344

Operating expenses*:
Research and development	58,299	45,457	114,528	86,159
Selling, general and administrative	207,769	210,779	386,595	421,738
Amortization of intangible assets	33	34	67	85
Restructuring expense	(266)	—	(566)	—
Total operating expenses	265,835	256,270	500,624	507,982

Income (loss) from operations	1,426	(5,008)	57,592	39,362

Other income (expense)*:
Interest income	5,865	11,107	14,598	23,709
Interest expense	(49)	(113)	(104)	(2,870)
Other expense, net	(248)	(558)	(326)	(286)
Total other income	5,568	10,436	14,168	20,553

Equity in investee losses	(272)	(132)	(475)	(404)

Income before income taxes	6,722	5,296	71,285	59,511

Income taxes	67	485	3,153	3,038

Net income	$6,655	$4,811	$68,132	$56,473

Net income per common share - basic	$0.06	$0.05	$0.63	$0.53

Net income per common share - diluted	$0.06	$0.04	$0.59	$0.48

Weighted average shares outstanding - basic	107,834	106,567	107,797	106,275

Weighted average shares outstanding - diluted	115,764	116,635	115,747	116,839

* Attached is a reconciliation of GAAP to non-GAAP calculations.

Sepracor, Inc.

Reconciliation of Non-GAAP Measures

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30, 2008		June 30, 2008
		EPS		EPS

Non-GAAP net income	$6,655		$68,132
Non-GAAP diluted income per common share		$0.06		$0.59

Special Items:
Valuation allowance release related to taxes	451,997	3.90	451,997	3.91
Research and development milestone payment	—	—	(10,000)	(0.08)
Research and development - in process upon acquisition	(50,758)	(0.43)	(89,995)	(0.78)
Impairment loss on investment	(9,106)	(0.08)	(9,106)	(0.08)

Recurring non-GAAP adjustment:
Cost of goods sold - amortization of intangible assets	(997)	(0.01)	(997)	(0.01)
Amortization of intangible assets	(1,885)	(0.02)	(4,116)	(0.04)
Imputed interest on acquired intangible assets	(2,066)	(0.02)	(2,066)	(0.02)

Total special items and recurring non-GAAP adjustment before income taxes	387,185	3.34	335,717	2.90

Income tax benefit	1,240	0.01	3,423	0.03
Net income, as reported under GAAP	$395,080		$407,272
Diluted income per common share, as reported under GAAP		$3.41		$3.52

	Three months ended		Six months ended
	June 30, 2007		June 30, 2007
		EPS		EPS

Non-GAAP net income	$4,811		$56,473
Non-GAAP diluted income per common share		$0.04		$0.48

Special Items:
Litigation settlement, net	—	—	(34,000)	(0.29)
Total special items before income taxes	—	—	(34,000)	(0.29)

Income tax benefit from special items	—	—	1,153	0.01
Net income, as reported under GAAP	$4,811		$23,626
Diluted income per common share, as reported under GAAP		$0.04		$0.20

Weighted average shares outstanding - diluted 2008	115,764		115,747
Weighted average shares outstanding - diluted 2007	116,635		116,839